BLUE CALYPSO REPORTS FOURTH QUARTER AND YEAR END 2013 RESULTS

- More than Triples Revenue in 2013 -

- Achieves Gross Margins of 58% in Q4-2013 -

- Expects to Increase Q1-2014 Revenue Approximately 80% from Q4-2013 -

- Warrant Exercises in Q1-2014 Yield $1.0 Million -

DALLAS, TX – 3/31/14 – Blue Calypso, Inc., (OTCBB: BCYP), developer of digital and mobile innovation intellectual property, products and services, reported its financial results for the quarter and year ended December 31, 2013.

“During 2013, we made significant progress expanding our IP portfolio, validating our technology with licenses, building our product reach and launching services as well as strengthening our balance sheet and management team,” stated Blue Calypso CEO Bill Ogle. “We entered 2014 with positive momentum. During the first quarter, DashTAGG™ has been the official gamification technology at several events hosting target users, and SOCIALECHO™ campaigns are now delivering industry leading returns on investment for several prominent brands. Additionally, we are expanding our engineering resources to meet high demand for Blue Calypso Labs.”

“In 2014, we intend to further these efforts to grow our client base and drive product, service and licensing revenue. We also plan to develop and potentially acquire complementary IP. Furthermore, we will continue to work diligently with our legal counsel Fish & Richardson to prepare for our September hearing with the Patent Trial and Appeal Board (PTAB). We received great news in February when the PTAB rejected Groupon’s petition to review four key claims. We are extremely confident in our case and the strength of our patents.”

Ogle continued, “We are committed to our mission to drive value for our shareholders. In addition, we plan on being much more pro-active in 2014 with regard to our outreach to investors. I believe that we have a great story to tell with strong business momentum, and want to increase awareness of what we have accomplished and the value of our assets among potential investors. We believe we are well-positioned to support the growth anticipated in 2014, and we are excited for our prospects.”

Operational Review: 2013 and Subsequent Events

• Signed the first two IP licensing agreements with Living Social and MyLikes in fall 2013.

• Implemented SOCIALECHO digital word-of-mouth campaign for a large regional restaurant that delivered a 47% coupon conversion rate compared to the typical rate of 1% to 3%.

• Acquired gamification technology, branded DashTAGG™.

• Selected as the official gamification platform for ad:tech San Francisco 2014 and ad:tech New York 2013.

• Expanded the intellectual property portfolio to five patents granted and six patents pending, including for gamification technology.

• Executed SOCIALECHO™ campaign to drive ticket sales and ran DashTAGG as the official mobile gamification platform for the Association of Network Marketing Professionals (ANMP) International Convention in March 2014.

• Launched Blue Calypso Labs in October 2013 to provide development and consulting services and hiring engineers in first quarter 2014 to meet high demand.

• Strengthened the management team with Ken Johnsen, Chief Operating Officer, and Tom Moore, Vice President Sales.

2013 Financial Highlights

• Posted 2013 revenue of $342,000, more than three times greater than 2012 revenue of $75,000.

• Recorded fourth quarter revenue of 2013 of $92,000, increasing 37% compared to the same period in 2012.

• Reported fourth quarter 2013 gross margin of 58%, achieving positive gross margin for the first time.

• Reduced debt to $600,000 at Dec. 31, 2013, 80% lower than at Dec. 31, 2012.

• Raised capital of $4.0 million in 2013, increasing cash balance to $1.3 million at Dec. 31, 2013 from $219,000 at Dec. 31, 2012.

First Quarter 2014 Preannouncement

During the first quarter of 2014, holders of warrants to purchase 20.5 million shares of common stock exercised such warrants resulting in cash proceeds to the company of $1.0 million. Revenue for first quarter 2014 is expected to be approximately 80% higher than fourth quarter 2013 revenue. Due to the timing and mix of campaigns, service projects and licensing, revenue and gross margin levels are expected to fluctuate quarterly.

Financial statements and further details are available in the company’s Form 10-K filed today with the Securities and Exchange Commission.

Investor Conference Call and Webcast Information

Blue Calypso will host an investor conference call and simultaneous webcast today, March 31st, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To access the call in the U.S. please dial 877-941-1427 and for international calls dial 480-629-9664 approximately 10 minutes prior to the start of the conference. The conference ID is 4675832. The call will be webcast and can be accessed from the Investor Events section at www.bluecalypso.com. In addition, a telephone replay of the call will be available for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 877-870-5176 and internationally, 858-384-5517.  Enter access code 4675832. A replay will also be available for 180 days at the web address above.

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics. Already, Blue Calypso has attracted a handful of large, well-known consumer facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including POPSHARE™, SOCIALECHO™, EMGAGE™ and DashTAGG™. For more about the company please visit www.bluecalypso.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations: LHA, Cathy Mattison and Kirsten Chapman, 415-433-3777, blue@lhai.com